EXHIBIT 3.1

AMENDMENTS TO
SECOND AMENDED AND RESTATED BYLAWS OF
BIOGEN IDEC INC.
(deletions indicated by strike-throughs and additions indicated by underlining)

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2.2    Annual Meeting

Annual meetings of stockholders shall be held each year at such place, date and time as shall be designated from time to time by the Board and stated in the notice of the meeting. At each such annual meeting, the stockholders shall elect directors to hold office until the next annual meeting of stockholders after their election and until their successors are duly elected and qualified or until their earlier resignation, removal from office, death or incapacity. Except in a contested election, the vote required for the election of a director by the stockholders shall be the affirmative vote of a majority of the votes cast in favor of or against a nominee. In a contested election, directors shall be elected by a plurality of the votes so cast. A contested election shall be one in which there are more nominees than positions on the Board to be filled at the meeting as of the fourteenth (14th) day prior to the date on which the corporation files its definitive proxy statement with the Securities and Exchange Commission. Any subsequent amendment or supplement of the definitive proxy statement shall not affect the status of the election. The stockholders shall also transact such other business as may properly be brought before the meeting.

To be properly brought before the annual meeting, nominations of persons for election to the Board must be made in accordance with the procedures set forth in Section 3.1.

Subject to the last paragraph of this Section 2.2, to be properly brought before the annual meeting, business other than nominations of persons for election to the Board must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board or the Chairman of the Board or the Chief Executive Officer, (b) otherwise properly brought before the meeting by or at the direction of the Board (or any committee thereof) or the Chairman of the Board or the Chief Executive Officer, or (c) otherwise properly brought before the meeting by a stockholder of record of the corporation at the time of giving of notice of meeting pursuant to Section 2.4 and at the time of the meeting, who is entitled to vote at the meeting and who otherwise complies with this Section 2.2. For any proposed business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) above of this paragraph, the proposed business must constitute a proper matter for stockholder action. Any such stockholder may propose business to be brought before a meeting only if such stockholder has given timely notice to the Secretary of the corporation in proper written form of the stockholder’s intent to propose such business. To be timely, the stockholder’s notice must be delivered by a nationally recognized courier service or mailed by first class United States mail, postage or delivery charges prepaid, and received at the principal executive offices of the corporation addressed to the attention of the Secretary of the corporation not less than ninety (90) days nor more than one hundred twenty (120) days in advance of the first anniversary of the date the corporation’s proxy statement was released to the stockholders in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting is more than (30) days before or more than (60) days after the first anniversary of the previous year’s annual meeting of stockholders, notice by the stockholder must be received by the Secretary of the corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (x) the ninetieth (90th) day prior to such annual meeting and (y) the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. For the purposes of these bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of stockholder’s notice as described above. To be in proper form, a stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these bylaws, the language of the proposed amendment), and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class, series and number of shares of the corporation that are owned beneficially and of record by the stockholder and such beneficial owner and a representation that the stockholder will notify the corporation in writing of the class and number of such shares owned beneficially and of record as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (iv) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation and a representation that the stockholder will notify the corporation in writing of any such Derivative Instrument in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (v) a description of any agreement, arrangement or understanding with respect to the proposal of business between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing and a representation that the stockholder will notify the corporation in writing of any such agreements, arrangements or understandings in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (vi) a description of any material interest of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made, in such business, (vii) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, (viii) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal and/or (b) otherwise to solicit proxies from stockholders in support of such proposal and (ix) any other information that is required to be provided by the stockholder pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder as amended from time to time (collectively, the “1934 Act”) in such stockholder’s capacity as a proponent of a stockholder proposal.

Except as otherwise provided by law, the Chairman of the Board (or such other person presiding at the meeting in accordance with these bylaws) shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 2.2 (including whether the stockholder or beneficial owner, if any, on whose behalf the proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s proposal in compliance with such stockholder’s representation as required by clause (viii) above of this Section 2.2), and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.2, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the corporation to present proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such proposed business may have been received by the corporation. For purposes of this Section 2.2, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

Compliance with this Section 2.2 and Section 3.1 shall be the exclusive means for a stockholder to make nominations or submit other business (other than matters brought properly under and in compliance with Rule 14a-8 or ~~Rule 14a-11~~other applicable rules and regulations under the 1934 Act).

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3.8    Special Meetings
Special meetings of the Board may be called by the Chairman of the Board, the Lead Director (if any), the Chief Executive Officer or the President, or by the Secretary on the written request of two or more directors, or by one director in the event that there is only one director in office. Notice of the time and place, if any, of special meetings shall be delivered personally or by telephone to each director, or sent by first-class mail or commercial delivery service, facsimile transmission, or by electronic mail or other electronic means, charges prepaid, to such director’s business or home address as they appear upon the records of the corporation. In case such notice is mailed, at least two (2) days’ notice shall be provided to each director prior to the time of holding of the meeting. In case such notice is delivered personally or by telephone or by commercial delivery service, facsimile transmission, or electronic mail or other electronic means, at least ~~forty-eight~~ twenty-four (~~48~~24) hours’ notice shall be provided to each director prior to the time of the holding of the meeting. A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting.

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